Exhibit 99.2

IHOP Corp.

Fourth Quarter and Fiscal 2005 Call Script

Stacy Roughan – Welcome and Safe Harbor

Good morning and thank you for participating on IHOP’s fourth quarter and fiscal 2005 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, let me remind you of our Safe Harbor regarding forward-looking information.  Today, management may discuss information that is forward-looking, and involves known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  We caution you to evaluate such forward-looking information in the context of these factors, which are detailed in today’s news release, as well as in our most recent Form 10-Q filing with the Securities and Exchange Commission. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Fourth Quarter and Fiscal 2005 Performance Overview

Thanks, Stacy.

Today, Tom and I would like to present our prepared remarks in a slightly different format than on prior calls.  We will forego the reiteration of financial results included in the news release.  Instead, we would like to keep our comments to a few financial highlights, as well as provide some additional detail and metrics not contained in the news release.  By doing so, we hope to make our formal remarks more useful, and move forward to the question and answer session quickly.

With that, let’s turn to EPS… We had a strong fourth quarter and fiscal year 2005 performance, which reflected our clear and successful financial formula.  This formula relies on system-wide sales growth and new franchise restaurant openings, coupled with expense management and share repurchases.  Our 2005 results clearly illustrate the power of this financial formula.

Our EPS results for the year — $2.24 [dollars/cents] including charges, and $2.27 [dollars/cents] excluding impairment and closure charges and sale of real estate gain – were the result of proactive G&A management and continued share repurchases throughout 2005.  As you may recall, we took steps to reduce G&A spending in the first half of 2005 when same-store sales growth slowed, and we continued to benefit from this emphasis on cost control as sales re-accelerated in the second half of last year.

We expect same-store sales growth momentum to continue in 2006, and plan to resume some level of expense growth levels – around the 5% range, excluding estimated stock option and other stock compensation expense.

We also pursued opportunistic share repurchases in 2005, which provided an excellent vehicle for value creation.  We repurchased approximately 451,000 shares in the fourth quarter 2005, and approximately 1.8 million shares throughout last year, at a total expenditure of $77.5 million [dollars].

In 2005, we also met our performance expectations with regard to the two key revenue drivers of our business – same-store sales growth and new franchise restaurant openings.

Despite modest growth in the first half of 2005, strong promotions and other catalysts in the second half of the year delivered a 2.9% increase in same-store sales for all of 2005 – essentially at the mid-point of the 2% to 4% annual growth target we established at the outset of last year.

Our strategic focus on Energizing the Brand supported this growth.  Limited-time offers in the third and fourth quarters leveraged IHOP’s core equities and delivered positive traffic results.  We utilized four national flights of cable advertising in 2005 that delivered a unique and compelling limited-time offer message to consumers and improved awareness of the IHOP brand through our “Come Hungry. Leave Happy.” campaign.

Our limited-time promotional strategy continued in 2006, kicking off the year with “All You Can Eat” Pancakes.  On Monday, we launched our second promotion of 2006 – Cinn-A Stacks.  Cinn-A Stacks are your choice of either pancakes or French Toast that are prepared with a spread of cinnamon roll filling and topped with cream cheese icing.  Cinn-A Stacks is a highly unique, appealing item that consumers will only be able to get at IHOP.

We took unprecedented steps to revitalize our system-wide menu, with comprehensive menu updates in May 2005 and, subsequently, in November 2005.   Over time, we are working to gradually reduce the number of items on IHOP’s menu for improved operational efficiencies at franchised restaurants, while, at the same time, providing enhanced breakfast items and exciting new lunch and dinner offerings.

Our focus on price moderation throughout 2005 also contributed to sales and traffic growth during the second half of last year as franchisees kept price increases moderate during both menu cycles.  Franchisees took approximately 2.5% and 1.8% price increases in the May and November periods, respectively.

Initial guest response to the introduction of gift cards during the fourth quarter 2005 has also been positive, with a solid level of redemption occurring since the Christmas holiday period.  We have plans to further grow the level of gift card sales and redemption throughout this year.

As I mentioned on our last call, next Tuesday, February 28th is National Pancake Day.  IHOP and our franchisees are supporting this celebration by offering guests a free short stack of pancakes at IHOP restaurants system-wide.  In turn, we will ask guests to consider making a donation to a terrific charity, First Book, for the amount they would have paid for the short stack of pancakes.   First Book is a national nonprofit organization that gives new books to children in need.  Starting today, we will promote this offer on national T.V. for the next week leading up to National Pancake Day.

Turning to new restaurant openings, our strategic efforts around maximizing franchise development contributed significantly to our system in 2005.  Franchisees developed and opened a total of 58 new IHOP restaurants during 2005, 24 of which opened in the fourth quarter.  Our area licensee in Florida opened five additional IHOP restaurants during the year.  In addition, we developed four new IHOP restaurants in our Company market of Cincinnati last year.  This totals 67 new IHOPs added to the system, which met our franchisee, area licensee and Company development expectations for 2005.  11 franchise and Company-operated IHOPs closed during 2005, which brings the net number of restaurant additions to the system to a total of 56 IHOPs last year.

In 2006, franchisees and our area licensee are expected to open new IHOP restaurants in 33 states, including the return of the IHOP brand to the state of Kentucky.  This is a milestone for us, as IHOP has not had a presence in the state of Kentucky for more than 20 years.

Our development pipeline continues to be robust with franchise development agreements covering 419 restaurants signed, optioned or pending.  Approximately 25% of these deals are with franchisees new to the IHOP system.  This year, our Franchise & Development department will continue to focus on securing multi-store development agreements for target markets, including in the state of Vermont.  With the signing of a development deal in Vermont, IHOP will have a presence in all 50 states in short order – which will be another exciting milestone for the IHOP brand.

Internationally, we expect to pursue additional development opportunities in Mexico and Canada over and above those currently signed or pending.

Franchisees completed 210 restaurant remodels as of the end of January 2006, which brings the total number of IHOPs remodeled with our current design package to 275 restaurants system-wide, or approximately 22% of the system.  We expect franchisees to complete approximately 150 additional restaurant remodels this calendar year.  And, by the beginning of 2010, all restaurants in the IHOP system are expected to be remodeled.

In addition, we plan to roll out IHOP’s new restaurant building prototype to the system by the end of February.  We expect to see a number of these new prototypes in markets across the county by the end of the year.

The new prototype, which was tested in Cincinnati, will provide guests with a new look and feel – inside and out.  It was developed to capitalize on

IHOP’s key brand equity components based on extensive consumer research, as well as to leverage our strength as a lasting American icon.  The prototype uniquely expresses our brand through the use of IHOP’s iconic A-frame sloped roof at the entrance of the restaurant.  We have incorporated the color blue prominently, along with other warm and inviting colors, textures and lighting, as well as an interior graphics package that ties together images of IHOP’s past with the present.  Importantly, we believe that – by mirroring the restaurant remodel package in many ways – the prototype will present an environment that is more conducive to lunch and dinner dining, and is supportive of IHOP’s long-term vision for the future.  As you can imagine, our franchisees are eager to start building the new prototype.

Turning to an important sales metric, day part mix remained relatively constant at the end of 2005 versus 2004.  For the system, breakfast traffic was 36%, lunch was 31%, carryover was 6%, dinner was 12%, late night was 5%, and graveyard was 10%.  In our Company market in Cincinnati, traffic patterns continue to be somewhat different.  Breakfast traffic was 25%, lunch was 28%, carryover was 8%, dinner was 17%, late night was 4%, and graveyard was 18%.  We attribute the more evenly balanced sales distribution in Cincinnati to the fact that all restaurants opened as 24-hour locations, and offer an appealing array at breakfast, lunch and dinner.

Turning to 24-hour operations, 681 IHOP restaurants, or 56% of the system, operated some form of a 24-hour schedule at the end of 2005.  We will continue efforts to extend operating hours at additional franchise

restaurants this year, which would generate a small level of incremental sales, if successful.   Additionally, we also expect a number of restaurants scheduled to open this year to utilize 24-hour operations.

Our strategic focus on Improving Operations Performance produced solid results in 2005.  At the end of the year, 87% of all franchisees were rated as an “A” or “B” operator, while the remaining 13% were rated as “C” operators.  We had almost no “D” or “F” operators.  This improvement reflects our success last year of impacting and influencing C operators to improve, as we move our operational standards higher at the same time.  Our Mystery shop program is a critical vehicle through which we are able to monitor the guest experience, as well as provide feedback to franchisees about their performance from the guest perspective.

Franchisees installed approximately 225 MICROS point-of-sale systems in 2005, which brings the total number of pollable POS systems to 912, or 75% of the system.  And, by the end of 2007, all IHOP restaurants must utilize a pollable POS system.

Now, I’d like to turn the call over to Tom Conforti, our Chief Financial Officer, to provide you with a more detailed discussion of our segment performance and cash flow generation, among other items, for the fourth quarter and fiscal 2005.

Tom Conforti – Fourth Quarter and Fiscal 2005 Performance Detail

As Julia mentioned, I’ll focus my comments on information about our financial performance that is not contained in today’s news release.  This will include a discussion of our segment performance drivers, cash flow highlights, as well as a high level review of unit economics at franchised restaurants.

Before turning to these details, I first wanted to suggest a more “apples to apples” comparison of 2005’s EPS performance versus 2004.  While the release provided proforma comparisons excluding impairment and closure charges and a gain from the sale of real estate recorded in fiscal 2004, I thought it would also be beneficial to compare our earnings performance without the effect of the 53rd week in fiscal 2004, which added approximately $4.0 million [dollars] in pretax income to 2004’s results.  So, excluding the effect of the 53rd week, impairment and closure charges, and the real estate gain in fiscal 2004, 2005’s net income would have increased 16.4% to $44.5 million [dollars], and by $0.43 [cents] – or 23.4% – in net income per diluted share to $2.27 [dollars/cents].

Moving to segment performance, let’s start with Franchise Operations.  Revenue grew 2.7% for the fourth quarter and 6.2% in fiscal 2005, driven by higher retail sales as a result of growth in the number of effective units, as well as growth in same-store sales.  Our revenue performance during these periods also compares favorably to 2004, even with the impact of the

53rd week, which included an additional $1.5 million [dollars] in revenue associated with an extra week of royalty and dry mix sales.

On the expense side, Franchise Operations expense decreased 6.3% in the quarter primarily due to a managed reduction in the Company’s advertising fund contributions, as well as lower MICROS subsidies IHOP paid to franchisees.  Expense growth for the year was modest – at 1.8% — growing at a lower level as a result of these savings throughout 2005.  Franchise Operations profit was $88.6 million [dollars] for the year, which was in line with our 2005 performance expectations for this segment, and grew 10.5% versus 2004.

Turning to Rental Operations, profit in this segment decreased by 24.3% in the fourth quarter 2005 and by 8.6% for the year due to our modest same-store sales performance in the first half of 2005, and the effect of favorable lease terms offered to franchisees on refranchised restaurants. Also, the comparisons are impacted by the 53rd week in 2004, which included approximately $2.0 million [dollars] in pretax benefit associated with an extra week of rental income without an expense.  We refranchised eight restaurants during the quarter and a total of 26 restaurants in fiscal 2005.  We continued to benefit from our “Old Model” rental relationships, earning a rent margin at 776 IHOP locations as of the end of 2005.  Rental Operations profit was $33.2 million [dollars] for the year, which met our 2005 performance expectations for this segment.

The performance of our Company Operations continued to improve in both the fourth quarter, as well as for the full year 2005.  Sales decreased in this segment by 49.9% for the quarter and by 55.8% for the year, driven by our successful refranchising and repositioning efforts as we placed weaker performing restaurants in the hands of franchisees with deal structures that mitigated their downside.  As a result, we ended the year with only seven Company-operated restaurants, six of which were in our Company market of Cincinnati.

Company Operations expenses declined by 56.5% for the year primarily as a result of our repositioning efforts.  It is important to understand that, in almost every instance, we have been able to refranchise restaurants takebacks in 2005 from defaulting franchisees immediately, foregoing significant expenses associated with taking possession of and operating the restaurant.  Company Operations loss narrowed to $(1.1) million [dollars] for the year, which met our 2005 performance expectations for this segment, decreasing our loss by 63.9% versus 2004.

Finally, turning to Financing Operations… This segment continued to gradually decline as expected in line with declining long-term note balances in the fourth quarter and fiscal 2005.  Segment comparisons to 2004 are also impacted by the 53rd week.  In 2004, this added an extra week of interest income, which amounts to approximately $450,000 [dollars] pretax.  Financing Operations profit was $14.7 million [dollars] for the year, which met our 2005 performance expectations for this segment.

Moving to General and Administrative expense, G&A came in 1.8% below 2004 spending levels at $58.8 million [dollars].  This was not only due to the careful expense management that Julia referenced – but also due to the absence of certain one-time expenses in 2005 versus 2004.  In 2004, we incurred increased recruiting and relocation expenses associated, in part, with the development of our dedicated market in Cincinnati, as well as increased professional services expenses incurred due to the implementation of Sarbanes-Oxley.  Additionally, reduced travel and conference expense was a significant factor driving G&A expense lower in 2005 versus 2004.  This was the result of the proactive steps we took early in 2005.  Looking ahead, we will continue to aggressively seek out areas to manage and control spending, but we will resume some spending growth in 2006 as our sales results have shown great recovery in the second half of 2005.

A particular strength of our operating model is our ability to generate significant, reliable cash flows.  In 2005, we generated $74.8 million [dollars] in total cash.  This includes $55.4 million [dollars] in Cash from Operations, as well as $19.4 million [dollars] in cash generated from the run-off of principal receipts from note, equipment contracts and direct financing leases receivables.  Looking at Free Cash Flow – Cash from Operation less CAPEX – per share was approximately $2.45 [dollars/cents], while cash generated from the run-off of our principal receipts of long-term receivables was nearly a dollar per share.

Cash from Operations in 2005 was lower than the prior year, partially due to a one-time non-cash charge of $14.1 million [dollars] in 2004 associated with our Company restaurant repositioning efforts.  Cash from Operations was also impacted by higher advertising payments in 2005 compared to 2004, as well as a decrease in net tax liabilities associated with the tax treatment of our receivables run-off in 2005.

Before moving on, I’d like to take a moment to provide an update on our IRS appeals process.  As you know, the IRS is challenging our tax treatment of the accounting methodology IHOP uses to report initial franchise fees for federal income tax purposes.  While our appeal is still underway, we have continued to pay taxes over time associated with past deferred tax obligations.  As a result, while we still expect our worst case federal tax obligation to be approximately $19 million [dollars] – excluding interest, penalties and any related state tax liability – should the appeal not go our way, we now anticipate that IHOP’s net federal tax obligation to be approximately $10 million [dollars].  Therefore, we would expect to receive a refund for taxes already paid, which translates to significantly less cash outflow as a result of any potential negative outcome of the appeals process.

Capital expenditures came in well below our expectations at $7.4 million [dollars] for fiscal 2005, primarily due to timing of restaurant development in our Company market of Cincinnati.  We expect a spending catch up in 2006, which is reflected in our CAPEX guidance of $12 to $14 million [dollars] this year.

Moving to balance sheet highlights, cash and cash equivalents decreased primarily due to cash generated net of CAPEX being offset by share repurchase activities and dividend payments during the year.  Long-term asset categories continued to show a gradual decline, as expected, due to our business model change.

I also wanted to mention that we are in the process of actively evaluating the alternatives and implications of addressing the covenant restriction regarding minimum shareholders’ equity levels on our private placement debt.  We hope to determine a more definitive path by the end of the first half of 2006, and plan to share that decision in a timely manner.

Finally, I’d like to provide you with a snapshot of the long promised unit level economics at franchise restaurants.  Please bear in mind that this information is based on summary unaudited financial statements we have collected from our franchisees, and whose accuracy we cannot vouch for.  This information includes 785 restaurants that operate under “Old Model” economics, which typically have higher costs of doing business than restaurants developed by franchisees.  These higher costs include higher rents and a higher cost of capital, but substantially lower upfront investment as IHOP delivered turnkey operations to franchisees through the use of our balance sheet.  The “Old” franchising model represented for our franchisees a low investment, limited return profit model, as IHOP needed additional revenue streams from franchisees to justify the use of our balance sheet.

With that caveat, an average “Old Model” franchise restaurant reported an approximate 8% profit from the operations of the four-wall restaurant in 2005.  Average retail sales at a franchise restaurant were approximately $1.7 million [dollars] in 2005, while food costs were approximately 25.1% and labor costs were approximately 32.5%.

We also looked at the profitability profile of franchisees with restaurants not developed under the “Old Model” – that is, restaurants where the development and financing came from sources other than IHOP.  Profit at 223 franchisee-developed restaurants was reported at approximately 11% and average retails sales were approximately $1.7 million [dollars] in 2005.  Food costs were approximately 24.6% and labor costs were approximately 33.2% at franchisee-developed IHOPs.

Now, I’d like to turn the call back to Julia Stewart.

Julia Stewart – Wrap Up to Q&A

Thanks, Tom.  We are extremely pleased with our performance in 2005.

2005 was always the year in which we said we would reach “steady state” and complete our business model transition, and a year in which we would demonstrate the full strategic and financial benefits of our new business model.  And, we did just that!

We ended the year with strong same-store sales momentum, which we expect to continue into 2006.  Our franchisees met their development commitments in the numbers and timeframes expected.  Careful G&A management demonstrated the type of operating leverage we can achieve – even when faced with modest sales performance in the first half of 2005.  And, we kept our commitment to maximize shareholder value through share repurchase and dividend payments.  Since 2003, we have returned an excess of $215 million [dollars] to shareholders.

IHOP’s three-fold strategy – Energizing the Brand, Improving Operations Performance and Maximizing Franchise Development – are as relevant today as they were three years ago.  And, we will continue to employ these strategies with a disciplined approach in our efforts to become number one in family dining.

With that, Tom and I would be pleased to answer any questions that you have.  Operator?

Julia Stewart – Closing Comments

Thank you for joining today’s call.  Should you have additional questions, Tom and I are available after the call.  Otherwise, we look forward to speaking to you on our next conference call to discuss first quarter 2006 results, which is scheduled for Wednesday, April 26th.  Thank you.